Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-125962 and No. 333-128034) of Liberty Global, Inc. of our report dated June 26, 2008, pertaining to the financial statements and supplemental schedules of the Liberty Global 401(k) Savings and Stock Ownership Plan as of December 31, 2007 and 2006 and for the year ended December 31, 2007 appearing in this Annual Report on Form 11-K of Liberty Global 401(k) Savings and Stock Ownership Plan.

/s/ Anton Collins Mitchell LLP

Denver, Colorado

June 26, 2008